Exhibit 99.B(p)(44)

APPENDIX J

CODE OF ETHICS

May 2017

I.                                        INTRODUCTION

High ethical standards are essential for the success of the Adviser and to maintain the confidence of Clients and investors in investment funds managed by the Adviser. The Adviser’s long-term business interests are best served by adherence to the principle that the interests of Clients come first. We have a fiduciary duty to Clients to act solely for the benefit of our Clients. All personnel of the Adviser, including directors, officers and employees of the Adviser must put the interests of the Adviser’s Clients before their own personal interests and must act honestly and fairly in all respects in dealings with Clients. All personnel of the Adviser must also comply with all federal securities laws. In recognition of the Adviser’s fiduciary duty to its Clients and the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s Clients.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer or his designee, who is charged with the administration of the Code.

II.                                   DEFINITIONS

1.                                      Access Person means any partner, officer, director, member or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (i) who has access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or (ii) who is involved in making securities recommendations to Clients (or who has access to such recommendations that are nonpublic).

2.                                      Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.                                      Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.                                      Covered Person means any director/manager, officer, Supervised Person or Access Person of the Adviser.

PRIVILEGED AND CONFIDENTIAL

5.                                      Personal Account means any account in which a Covered Person has any beneficial ownership.

6.                                      Reportable Security means a security as defined in Section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) and includes any derivative, commodities, options or forward contracts relating thereto, except that it does not include:

(i)            Direct obligations of the Government of the United States;

(ii)         Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)      Shares issued by money market funds;

(iv)     Shares issued by registered open-end funds other than registered funds managed by the Adviser or registered funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a Reportable Fund); and

(v)        Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

Please note that shares issued by closed-end funds and municipal bonds are Reportable Securities. Transactions in foreign currency exchange (FX) are not Reportable Securities.

7.                                      Restricted Security means any security that (i)(a) a Client owns or is in the process of buying or selling or (b) the Adviser is researching, analyzing or considering buying or selling for a Client, and (ii) that the Compliance Officer or his designee, in consultation with senior management when necessary, determines should be added to the Restricted Securities List (the “Restricted Securities List”) (as further described below).

8.                                      Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.                              APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. The Code applies to all Personal Accounts of all Covered Persons.

A Personal Account also includes an account maintained by or for:

•                  A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•                  Any immediate family members who live in the Covered Person’s household;

•                  Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary advisory services; and

•                  Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer or his designee.

IV.                               RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES - GENERALLY

It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his Personal Account is not subject to a restriction contained in the Code or otherwise prohibited by any applicable laws. Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section and elsewhere in the Code.

It is a violation of the Code for a Covered Person to use their knowledge concerning a trade, pending trade or contemplated securities transaction by any Client to profit personally, directly or indirectly, as a result of such transaction, including by purchasing or selling such securities.

V.                                    RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES — PRECLEARANCE

1.                                      Preclearance of Transactions in Personal Account. A Covered Person must obtain the prior written approval of the Compliance Officer or his designee before engaging in any transaction (including a short sale) in a Reportable Security in his Personal Account. The Compliance Officer or his designee may approve the transaction if the Compliance Officer or his designee concludes that the transaction would comply with the provisions of the Code and is not likely to have any adverse economic impact on Clients. A request for preclearance may be made by completing a Preclearance request via the Marathon Compliance Portal (“MCP”) on the Firm’s intranet and submitting it in advance of the contemplated transaction. A sample Preclearance Form is attached as Attachment A, but any other form of request approved by the Compliance Officer or his designee may be used. Generally, and subject to the discretion of the Compliance Officer or his designee, any security appearing on the Restricted Security List, and/or any security of an issuer in which a Client has effected a transaction within 30 calendar days of the request for preclearance, will not be approved for personal trading. Any approval given under this paragraph will remain in effect for 24 hours unless a different amount of time is specified in such written approval.

•                                          Limit orders to buy or sell a Reportable Security must be pre-cleared by the Compliance Officer, cannot be modified or canceled after approval

(unless the modification or cancellation is pre-cleared), and must expire within 7 days.

•                                          If a preclearance request is for a derivative product (i.e., selling a put), the time period to purchase or sell any underlying security, the nature of the security, the price, and any other information that is available concerning a future obligation must be disclosed in the “Notes” section of the MCP Preclearance Form. An amendment to the terms of a derivative instrument must be precleared and is considered a new trade. The exercise of a derivative need not be precleared and is not considered a new trade.

2.                                      Initial Public Offerings. A Covered Person may not acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering without prior written approval of the Compliance Officer or his designee.

3.                                      Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer or his designee has given express prior written approval. The Compliance Officer or his designee, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to the Covered Person by virtue of his position with the Adviser.

VI.                               EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of, among other things, the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code will continue to apply to any transaction exempted from preclearance pursuant to this Section (unless otherwise expressly stated elsewhere in the Code). Accordingly, the following transactions will be exempt from the preclearance requirements of Section V:

1.                                      Purchases or sales that are non-volitional on the part of the Covered Person such as purchases that are made pursuant to a merger, tender offer, exercise of rights or forced buy-in related to a short sale (if a Covered Person is uncertain whether a purchase or sale is non-volitional, the Covered Person should contact the Compliance Officer or his designee);

2.                                      Purchases or sales pursuant to an Automatic Investment Plan;

3.                                      Transactions in shares issued by open-end or closed-end funds registered in the U.S. (unless managed by the Adviser or whose principal underwriter is affiliated with the Adviser);

4.                                      Transactions in municipal securities (unless part of an IPO or private placement);

5.                                      Transactions in exchange traded funds or options on exchange traded funds;

6.                                      Transactions in foreign currency exchange (FX);

7.                                      Transactions in index linked notes;

8.                                      Short sale transactions involving exchange traded funds or options on exchange traded funds, as well as forced buy-in transactions related to short sales;

9.                                      Transactions in securities that are not Reportable Securities; and

10.                               Transactions effected in, and the holdings of, any account over which the Covered Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party). If a Covered Person wishes to take advantage of this provision, the Covered Person must provide to the Compliance Officer or his designee a written representation to the effect that the Covered Person will not have any direct or indirect influence or control over the account.

VII.                          RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES — SHORT TERM AND EXCESSIVE TRADING

1.                                      Short Term or Excessive Trading. The Adviser believes that short term or excessive personal trading by its Covered Persons can raise compliance and conflicts issues. Accordingly, generally, no Covered Person may (i) purchase and sell the securities of the same issuer within 90 calendar days or (ii) engage in more than 10 personal securities transactions during any calendar month or (iii)  execute more than 5 precleared trades in any calendar month.

•                                          A limit order to purchase or sell a Reportable Security shall generally count as 1 personal securities transaction/request (even if executed in multiple transactions over the time frame specified in the order). In the event that a Covered Person obtains preclearance for a limit order to purchase or sell a Reportable Security, and such limit order is not executed during the permitted period of the limit order, such limit order will not be considered one of the 10 personal securities transactions permitted in any calendar month. Preclearance will be required for any subsequent purchase or sale, including a similar or identical limit order, in such Reportable Security. A description of each limit order must be included in the “Notes” section of the MCP Preclearance Form.

•                                          Straddle trades generally do not count as 1 personal securities transaction/request. Rather, each transaction within a straddle is counted separately. A description of each straddle trade (including all transactions contemplated thereby) must be included in the “Notes” section of the MCP Preclearance Form.

•                                          For the restriction on 5 precleared trades in any calendar month, all precleared trades shall be attributed to the month in which such trade is executed. Thus, no more than 5 precleared trades may be executed in a single month.

•                                          The prohibition on a Covered Person purchasing and selling the securities of the same issuer within 90 calendar days shall apply to any derivative product related to the issuer, unless otherwise approved by the Compliance Officer or a delegee.

VIII.                     EXCEPTIONS FROM SHORT TERM OR EXCESSIVE TRADING PROHIBITIONS

•                                          Accounts over which a Covered Person has no direct or indirect influence or control are exempt from the short term or excessive trading prohibitions of Section VII. If a Covered Person wishes to take advantage of this provision, the Covered Person must provide to the Compliance Officer or his designee a written representation to the effect that the Covered Person will not have any direct or indirect influence or control over the account.

•                                          The short term or excessive trading prohibitions of Section VII shall not apply to transactions in (i) municipal securities, (ii) foreign currency exchange (FX), (iii) shares issued by open-end or closed-end funds registered in the U.S. (unless managed by the Adviser or whose principal underwriter is affiliated with the Adviser), (iv) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds, (v) index linked notes, or (vi) forced or involuntary transactions such as a forced buy-in related to a short sale. If a Covered Person is unsure as to whether a transaction constitutes a forced or involuntary transaction, the Covered Person should contact the Compliance Officer or his designee.

•                                          The prohibition on a Covered Person purchasing and selling the securities of the same issuer within 90 calendar days does not apply to (i) Exchange Traded Funds (“ETFs”). The prohibition on a Covered Person engaging in more than 10 personal securities transactions during any calendar month applies to ETFs. The holding period for ETFs is 30 calendar days. Options on ETFs are treated just as ETFs.

IX.                              REPORTING

1.                                      Duplicate Copies of Broker’s Account Statements to Adviser. All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account in which any Reportable Securities are held to supply the Compliance Officer or his designee with:

the Covered Person’s monthly and quarterly brokerage statements (“Statements”);

All Covered Persons must submit to the Compliance Officer or his designee a report of their securities transactions not previously reported on a Statement no later than 30 days after the end of each calendar quarter. The report must set forth each transaction in a Reportable Security in which the Covered Person had any beneficial interest during the period covered by the report. A sample form of quarterly report is set forth as Attachment C, but any form approved for this purpose by the Compliance Officer or his designee may be used.

2.                                      New Accounts. Each Covered Person must notify the Compliance Officer or his designee promptly if the Covered Person opens any new account in which any Reportable Securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3.                                      Disclosure of Securities Holdings. All Covered Persons will, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer or his designee listing all of the following:

Reportable Securities in which the Covered Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Covered Person has any beneficial ownership); and

the names of any brokerage firms or banks where the Covered Person has an account in which ANY securities are held.

The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person became a Covered Person of the Adviser. Covered Persons will annually submit to the Compliance Officer or his designee an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted, or otherwise provide all such information to the Compliance Officer or his designee. A form of the initial and annual report is set forth in Attachment B.

4.                                      Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has no direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan. A Covered Person must still obtain express prior written approval from the Compliance Officer or his designee before participating in any IPO or private placement even if such Covered Person intends to participate through an account over which the Covered Person has no direct influence or control.

5.                                      Transactions Subject to Review. The Reportable Securities transactions reported on the preclearance requests, quarterly reports or Statements will be reviewed and compared against each other and Client Reportable Securities transactions to evaluate compliance with these policies.

X.                                   RESTRICTED SECURITIES LIST

1.                                      Prohibitions on Trading in Securities on the Restricted Securities List. The Restricted Securities List is composed of companies or issuers whose securities are subject to Firm imposed trading activity prohibitions or restrictions. It is the policy of the Firm that all personnel shall strictly observe such trading activity prohibitions or restrictions. Exceptions from Restricted Security List prohibitions or restrictions may only be granted by the Compliance Officer or his designee. A Covered Person generally may not execute any personal or Firm securities transaction of any kind in any securities on the Restricted Securities List.

(i)                                    Maintenance of Restricted Securities List. The Restricted Securities List will generally be maintained by the Compliance Officer or his designee. Additions to or deletions from the Restricted Securities List may be made only by the Compliance Officer or his designee.

(ii)                                 Inclusion on the Restricted Securities List. Each portfolio manager and analyst should immediately notify the Compliance Officer or his designee if he believes that an issuer or security should be added to or removed from the Restricted Security List. The Compliance Officer or his designee may consult with senior management to determine whether securities under consideration for Clients, as well as any securities owned by Clients, should be added to the Restricted Securities List. Whenever the Firm obtains any material nonpublic information (“MNPI”) or signs a confidentiality agreement pursuant to which the receipt of MNPI is reasonably expected relating to a company or issuer whose securities are available for purchase, the relevant company or issuer will be placed on the Restricted Securities List. The contents of the Restricted Securities List are proprietary to the Firm and should not be disclosed to persons outside the Firm.

(iii)                              No Inference Based on Restricted Securities List. A company or issuer may be placed on the Restricted Securities List for a number of reasons. Company or issuer names are sometimes added to the Restricted Securities List out of an abundance of caution, even at a point when the Firm may not be in possession of MNPI. Therefore, no inferences should be drawn concerning a company or its securities due to its inclusion on the Restricted Securities List.

(iv)                             Removal from Restricted Securities List. Once each calendar quarter, each employee that requested any company or issuer be added to the Restricted Securities List will send a written notice to the Compliance Officer or his designee confirming (i) whether he or she believes that any of the companies or issuers that such employee requested be added to the Restricted Securities List can be removed, and (ii) in relation to those companies or issuers that he or she believes can be removed, his or her rationale for such removal.

The Compliance Officer together with appropriate senior employees will review all such recommendations for removal and the rationale therefor prior to determining which companies or issuers can be removed from the Restricted Securities List.

XI.                              WATCH LIST

The Compliance Officer may place certain issuers on a watch list at the request of Firm personnel or otherwise. These issuers may be subject to enhanced or specific review procedures based upon the nature of the Firm’s operations. This list will be available only to those persons who are deemed to be necessary recipients of the list because of their roles in compliance, trading, portfolio management or operations. Issuers will be placed on and removed from the watch list in the discretion of the Compliance Officer or his designee, at the request of Firm personnel or otherwise.

XII.                         ADDITIONAL RESTRICTIONS ON PERSONAL ACTIVITIES

1.                                      Service on Boards of Directors; Other Business Activities. A Covered Person shall not serve as a director (or similar position) on the board or a member of a creditors committee of any company unless the Covered Person has received the prior written approval from the Compliance Officer or his designee. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any Client account. At the time a Covered Person submits the initial holdings report in accordance with Section IX of the Code, the Covered Person will submit to the Compliance Officer or his designee a description of any business activities in which the Covered Person has a significant role.

2.                                      Gifts and Business Entertainment Policy. In order to address conflicts of interest that may arise when a Covered Person accepts or gives a gift, favor, special accommodation, or other items of value, the Adviser places restrictions on gifts and certain types of business entertainment. Set forth below is the Adviser’s policy relating to gifts and business entertainment:

Gifts

•                                          General — No Covered Person may receive any gift, service, or other item of more than de minimis value, which for the purpose of the Code is $250, to or from any person or entity that does business with or potentially could conduct business with or on behalf of the Adviser, unless the Compliance Officer or his designee determines that such gift was not given in an attempt to, nor will it, effect the Adviser’s decision making process. No Covered Person may give or offer any gift of more than de minimis value to existing investors, prospective investors, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser without the prior written approval of the Compliance Officer or his designee.

•                                          Solicited Gifts — No Covered Person may use his position with the Adviser to obtain anything of value from a Client, supplier, person to whom the Covered Person refers business, or any other entity with which the Adviser does business.

•                                          Cash Gifts — No Covered Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser.

Business Entertainment

General — Covered Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. In such case, such business entertainment event will be excluded from the approval, reporting and recordkeeping requirements of this Policy.

Extravagant Entertainment — No Covered Person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser.

Reporting/Recordkeeping

Gifts — Each Covered Person must report any gifts in excess of de minimis value received in connection with the Covered Person’s employment to the Compliance Officer or his designee. At his sole discretion, the Compliance Officer or his designee may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person.

Business Entertainment — Each Covered Person must report any event likely to be viewed as so frequent or of such high value as to raise a question of impropriety. Any such event must be approved by the Compliance Officer or his designee.

Quarterly Transaction Reports — Each Covered Person must include any previously unreported or prospective gift in excess of the de minimis value; or, any business entertainment, if it is so frequent or of such high value as to raise a question or impropriety (even if such business entertainment is attended by the person or persons providing it), in each case if any, on a Quarterly Transaction Statement (described in Section IX above), a sample of which is attached to the Code as Attachment C, but any form approved for this purpose by the Compliance Officer or his designee may be used.

Recordkeeping — The Compliance Officer or his designee will maintain records of any gifts and/or business entertainment events so reported.

3.                                      Political Contributions. Certain states and public pension plans have adopted regulation and/or policies limiting or completely restricting a firm from doing business with such state or plan, as applicable, if political contributions are made or solicited by the firm, its employees, or, in some instances, an employee’s spouse, civil union partner, or immediate family members residing in the same home. Certain similar regulations and/or policies have also been implemented by the SEC. Under these laws, a single prohibited political contribution to a candidate, political party, political group, political action committee, or a federal/state/municipal official, may disqualify or otherwise restrict Marathon from accepting investments and/or being engaged by certain investors.

Therefore, all Supervised Persons, their spouses or civil union partners, and any immediate family members residing in a Supervised Person’s home should generally refrain from making or soliciting any contributions in any amount to any federal, state, county, or local political campaign, candidate or officeholder, or political organization (e.g. political action committee, political party committee, etc.). The Compliance Officer or his designee, however, may permit political contributions or solicitations upon prior written approval.

4.                                      Anti-Corruption Law and Regulations. The Adviser is committed to compliance with applicable United States and international anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and the United Kingdom Bribery Act 2010 (“UK Bribery Act”). Accordingly, Covered Persons are prohibited from promising, giving, or offering to give anything of value, either directly or indirectly, to any individual covered by the FCPA and the UK Bribery Act, including without limitation government officials, for the purpose of influencing any act or decision of such a person to secure an improper advantage or otherwise to assist Adviser in obtaining or retaining business. If any individual covered by the FCPA and the UK Bribery Act solicits, asks for, or attempts to extort, any money or anything of value from a Supervised Person or third Party, the Supervised Person or third Party must refuse such solicitation, request, or extortionate demand and immediately report the event to the Compliance Officer. Supervised Persons are prohibited from making, promising, offering, or authorizing payment to any party with “knowledge” that all or part of the payment will be offered or given to any individual covered by the FCPA and the UK Bribery Act for the purpose of influencing any act or decision of such a person to secure an improper advantage or to otherwise assist Adviser in obtaining or retaining business. For purposes of this paragraph, “knowledge” means (i) awareness that an illegal payment is being made, (ii) awareness that an illegal payment is likely to occur, or (iii) reason to know that an illegal payment is likely to occur. Refusal to know, deliberate ignorance, conscious disregard, and willful blindness are treated as “knowledge” for purposes of the FCPA and the UK Bribery Act.

Given the potential consequences of violations of the FCPA and the UK Bribery Act, all Covered Persons should seek guidance from the Compliance Officer with respect to issues that may arise. Resolving whether a particular situation may create a potential issue under the FCPA, the UK Bribery Act, and/or other applicable anti-corruption laws and regulations may not always be easy, and situations will inevitably arise that will require interpretation and application of this Compliance Manual to particular circumstances. A Supervised Person should not attempt to resolve such questions himself or herself.

5.                                      Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not Clients of the Adviser or serving as a trustee for third parties unless the Compliance Officer or his designee preclears the arrangement and finds that the arrangement would not harm any Client. The Compliance Officer or his designee may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

XIII.       RECORDKEEPING

The Compliance Officer or his designee will keep in an easily accessible place for at least five (5) years copies of the Code, all periodic statements and reports of Covered Persons, copies of all preclearance requests, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of the Code.

The Compliance Officer or his designee will maintain a list of all Covered Persons of the Adviser currently and since February 21, 2003. Such list is attached as Appendix A.

All Broker’s Confirmations and periodic statements of Covered Persons may be kept electronically in a computer database.

XIV.       OVERSIGHT OF CODE OF ETHICS

1.                                      Acknowledgment. The Compliance Officer or his designee will annually distribute a copy of the Code to all Covered Persons. The Compliance Officer or his designee will also distribute promptly all amendments to the Code. All Covered Persons are required annually to sign and acknowledge their receipt and compliance with the Code by signing the form of acknowledgment attached as Appendix S or such other form as may be approved by the Compliance Officer or his designee.

2.                                      Review of Transactions. Each Covered Person’s transactions in his Personal Account will be reviewed on a regular basis and compared with transactions for the Clients and against the list of Restricted Securities. Any Covered Person transactions that are believed to be a violation of the Code will be reported promptly to the management of the Adviser. The Adviser’s Chief Operating

Officer, Andrew Rabinowitz, will review the Compliance Officer’s transactions and preclearance requests.

3.                                      Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of the Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, fines, suspension or termination of employment and/or criminal or civil penalties.

4.                                      Authority to Exempt Transactions. The Compliance Officer or his designee has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of the Code if the Compliance Officer or his designee determines that such exemption would not be against any interests of a Client and will be in accordance with applicable law. The Compliance Officer or his designee will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

5.                                      ADV Disclosure. The Compliance Officer or his designee will ensure that the Adviser’s Form ADV: (i) describes the Code in Part 2A of Form ADV and (ii) offers to provide a copy of the Code to any Client or prospective Client upon request.

XV.                          CONFIDENTIALITY; REPORT SUSPECTED VIOLATIONS

All reports of personal securities transactions and any other information filed pursuant to the Code will be treated as confidential to the extent permitted by law.

Covered Persons must report immediately any suspected violations of the Code (or of any other policy or procedures of the Adviser) to the Compliance Officer or his designee. The Adviser prohibits retaliation against any Covered Persons who, in good faith, seeks help or reports known or suspected violations, including personnel who assist in making a report or who cooperate in an investigation. Any personnel who engage in retaliatory conduct will be subject to disciplinary action, which may include termination of employment.

ATTACHMENT A

Marathon Asset Management, LP

PRECLEARANCE FORM

FOR TRANSACTIONS IN PERSONAL ACCOUNTS OF COVERED PERSONS

Covered Persons must complete this Preclearance Form prior to engaging in any personal securities transaction (unless excepted by the Code of Ethics).

Investment Information

Company name:

Ticker:

Security type:

Approximate value:

Approximate number of securities:

Transaction Information

Transaction Type (please circle):

	Purchase	Sale	Short Sale
Estimated Price:
Broker/Dealer:

Is the investment an initial public offering?	Y	N
Is the investment a private placement or investment opportunity of limited availability?	Y	N
Is it true that you never had access to material non-public information regarding this company?	Y	N
Is the investment a derivative product with a future obligation?	Y	N
If so, provide the time period to purchase or sell any underlying security, the nature of the security, the price, and any other information that is available concerning the future obligation.

Approximate number of trades made in the last 30 days:

Notes:

Representation and Signature

The undersigned represents that in requesting this approval and, if approval is granted, completing the transaction, the undersigned is and will be in full compliance with the compliance policies and procedures of Marathon Asset Management, LP and certain of its affiliated entities (collectively, “Marathon”). Specifically, the undersigned represents that the undersigned is not: (i) attempting to benefit personally from any existing business relationship between the issuer/company and Marathon, (ii) engaging in any manipulative or deceptive trading activity, (iii) in possession of any material nonpublic information concerning the issuer/company or market information which could potentially affect the market price or fair value of the security or other instrument, or (iv) engaging in any action that conflicts or potentially conflicts with the interests of Marathon or any investor in the investment funds and accounts managed and/or advised by Marathon.

By submitting this request, the undersigned represents that the information contained herein is accurate and complete. The undersigned also understands that preclearance will only be in effect for 24 hours from the time of the Compliance Officer’s approval, unless otherwise indicated by the Compliance Officer.

Employee Name (please print)

Employee Signature	Date

Disposition of Preclearance Request

Approved

Denied

Compliance Officer

Date and Time:

ATTACHMENT B

INITIAL HOLDINGS REPORT AND ANNUAL HOLDINGS REPORT

To:                                                                             Compliance Officer

From:                                                               Covered Person

Subject:                                                   Personal Securities Holdings

Pursuant to the Code, you must submit an initial holdings report for all securities accounts and an updated annual holdings report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code). You are not required to include all holdings of shares of open end investment companies (mutual funds), but must include holdings of shares of closed-end investment companies.

Kindly complete the form below and return it to the Compliance Officer or his designee. If this is an Initial Holdings Report, it must be submitted no later than 10 days after the date on which the undersigned became a Covered Person. The information set forth in an Initial Holdings Report and an Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted. You may attach a brokerage or account statement or statements, if such statements contain ALL of the required information and are accurate as of a date no more than 45 days prior to the date on which the report is submitted.

Date	Title & Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

(Please attach additional pages if you require more space)

I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

Signed:

Print Name:

Date:

ATTACHMENT C

QUARTERLY TRANSACTION REPORT

This report must be submitted to the Compliance Officer or his designee no later than 30 days after the end of a calendar quarter. You must report all transactions in Reportable Securities (as defined in the Code) unless all of the required information regarding such transactions has been previously submitted to the Adviser on brokerage account statements. The Gift section below must be completed and submitted for each quarter during which Gifts subject to the Code are received or received or given by you.

Period of Report: From                     to                                 .

Date	Issuer	Debt: Amount, Interest Rate and Maturity Date	Equity: Number of shares	Purchase (P), Sale (S) or Short Sale (SS)	Price	Broker

Description of other derivative transactions:

.

I certify that I have reported on this form all transactions in Reportable Securities which I had any direct or indirect beneficial ownership during the period covered by this report.

Date	Description of Gift or Business Entertainment Event	Estimated Value

I certify that I have reported on this form all gifts that I have received and business entertainment events that I have attended or expect to attend during the period covered by this report, unless such gifts or business entertainment event are excluded under the Code.

Signature of reporting person

Printed Name

Date